Exhibit 99.4

[LETTERHEAD OF LAZARD FRERES & CO. LLC]

The Board of Trustees

Northeast Utilities

56 Prospect Street

Hartford, Connecticut 06103

Dear Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated October 16, 2010, to the Board of Trustees of Northeast Utilities as Annex C to, and reference thereto under the headings “Summary—Opinions of the Financial Advisors—Northeast Utilities Financial Advisors—Lazard Frères & Co. LLC,” “The Merger—Background of the Merger,” “The Merger—Opinions of Northeast Utilities’ Financial Advisors,” “The Merger—Certain Unaudited Prospective Financial Information Utilized by Northeast Utilities and NSTAR,” and “The Merger—Northeast Utilities’ Reasons for the Merger; Recommendation of Northeast Utilities’ Board of Trustees—Additional Factors” in, the joint proxy statement/prospectus relating to the proposed transaction involving Northeast Utilities and NSTAR, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Northeast Utilities (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

LAZARD FRERES & CO. LLC

By:	/s/ George Bilicic
George Bilicic Managing Director

November 22, 2010